Consent of Robert Fong

Reference is made to the Panantza & San Carlos Copper Project Preliminary Assessment Report, dated October 30, 2007, and the Mirador Feasibility Study, dated February 29, 2008 (collectively, the "Technical Reports").

The undersigned hereby consents to references to its name and references to and excerpts from the Technical Reports in the Annual Report on Form 40-F of Corriente Resources Inc. to be filed with the United States Securities and Exchange Commission.

Dated this 26th day of March 2008.

/s/ Robert Fong
Robert Fong, P.Eng